Exhibit 99.1
EDAC Technologies Announces NASDAQ Listing Approval; Trading to Commence May 31, 2007
FARMINGTON, Conn., May 30, 2007 — EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB), today announced that the NASDAQ Listing Qualifications Panel has approved EDAC’s application to list its securities on NASDAQ. EDAC expects its common stock will begin trading on the NASDAQ Capital Market at the market opening on May 31, 2007, under the symbol EDAC.
“Approval to list our shares on NASDAQ is a significant achievement and an important milestone for EDAC,” commented Dominick A. Pagano, President and Chief Executive Officer. “We believe that our shareholders will benefit through improved liquidity, enhanced visibility, the access to a broader investor pool that a NASDAQ listing provides, and more stabilized pricing through the use of designated market makers.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.
Contact:
Glenn L. Purple
Vice President-Finance
860 677-2603